                                                                    Exhibit 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of MannKind Corporation filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated April 29, 2004 (July 22, 2004, as to the fifth paragraph of Note 1), appearing in the Registration Statement on Form S-1 of MannKind Corporation (File No. 333-115020), which is incorporated by reference in this Registration Statement.

We also consent to the reference to us under the headings "Summary Financial Data," "Selected Financial Data" and "Experts" in the Registration Statement on Form S-1 of MannKind Corporation (File No. 333-115020), which is incorporated by reference in this Registration Statement.


DELOITTE & TOUCHE LLP
Los Angeles, California
July 27, 2004